SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                          (Amendment No. 13)*
                                ------

                           HECHINGER COMPANY
                  ----------------------------------
                           (Name of Issuer)

            Class B Common Stock, par value $.10 per share
      ----------------------------------------------------------
                    (Title of Class of Securities)

                              422 660 100
                  ----------------------------------
                            (CUSIP Number)

          Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                   (Continued on following page(s))


                          Page 1 of 38 Pages
                                  ---

CUSIP No. 422660100               13G                          Page 2
---------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     John W. Hechinger
---------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member             (a) /x/
     of a Group*                                       (b) / /
---------------------------------------------------------------------
 (3)    SEC Use Only

---------------------------------------------------------------------
(4)  Citizenship or Place of Organization
     United States
---------------------------------------------------------------------
Number of Shares      (5)     Sole Voting
Beneficially                  Power  0**
Owned by              -----------------------------------------------
Each Reporting        (6)     Shared Voting
Person with                   Power  9,605,249**
                      -----------------------------------------------
                      (7)     Sole Dispositive
                              Power  0**
                      -----------------------------------------------
                      (8)     Shared Dispositive
                              Power  1,883,339**
---------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     9,605,249
---------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain
     Shares*

---------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     88.3%**
---------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
---------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100               13G                          Page 3
----------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     June R. Hechinger
----------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member             (a) /x/
     of a Group*                                       (b) / /
----------------------------------------------------------------------
(3)  SEC Use Only

----------------------------------------------------------------------
(4)  Citizenship or Place of Organization
     United States
----------------------------------------------------------------------
Number of Shares      (5)     Sole Voting
 Beneficially                 Power  0**
 Owned by             ------------------------------------------------
 Each Reporting       (6)     Shared Voting
 Person with                  Power  0**
                      ------------------------------------------------
                      (7)     Sole Dispositive
                              Power  0**
                      ------------------------------------------------
                      (8)     Shared Dispositive
                              Power  1,883,339**
-----------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     1,883,339**
-----------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain
     Shares*

-----------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     17.3%**
-----------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-----------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                   13G                      Page 4
---------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     John W. Hechinger, Jr.
---------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member             (a) /x/
     of a Group*                                       (b) / /
---------------------------------------------------------------------
(3)  SEC Use Only

---------------------------------------------------------------------
(4)  Citizenship or Place of Organization
     United States
---------------------------------------------------------------------
Number of Shares      (5)     Sole Voting
 Beneficially                 Power  0**
 Owned by             -----------------------------------------------
 Each Reporting       (6)     Shared Voting
 Person with                  Power  9,605,249**
                      -----------------------------------------------
                      (7)     Sole Dispositive
                              Power  0**
---------------------------------------------------------------------
                      (8)     Shared Dispositive
                              Power  3,317,047**
---------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     9,605,249**
---------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain
     Shares*

---------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     88.3%**
---------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
---------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100              13G                           Page 5
---------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Deborah Hechinger
---------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member             (a) /x/
     of a Group*                                       (b) / /
---------------------------------------------------------------------
(3)  SEC Use Only

---------------------------------------------------------------------
(4)  Citizenship or Place of Organization
     United States
---------------------------------------------------------------------
Number of Shares      (5)     Sole Voting
 Beneficially                 Power  0**
 Owned by             -----------------------------------------------
 Each Reporting       (6)     Shared Voting
 Person with                  Power  0**
                      -----------------------------------------------
                      (7)     Sole Dispositive
                              Power  0**
                      -----------------------------------------------
                      (8)     Shared Dispositive
                              Power  3,317,047**
---------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     3,317,047**
---------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain
     Shares*

---------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     30.5%**
---------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
---------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                 13G                        Page 6
---------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Jamie A. Hechinger Trust
---------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member             (a) /x/
     of a Group*                                       (b) / /
---------------------------------------------------------------------
(3)  SEC Use Only

---------------------------------------------------------------------
(4)  Citizenship or Place of Organization
     Not Applicable
---------------------------------------------------------------------
Number of Shares      (5)     Sole Voting
 Beneficially                 Power  0**
 Owned by             -----------------------------------------------
 Each Reporting       (6)     Shared Voting
 Person with                  Power  0**
                      -----------------------------------------------
                      (7)     Sole Dispositive
                              Power  0**
                      -----------------------------------------------
                      (8)     Shared Dispositive
                              Power  30,000**
---------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     30,000**
---------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain
     Shares*

---------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     less than 1.0% **
---------------------------------------------------------------------
(12) Type of Reporting Person*
     OO
---------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100               13G                          Page 7
---------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Kathryn J. Hechinger Trust
---------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member             (a) /x/
     of a Group*                                       (b) / /
---------------------------------------------------------------------
(3)  SEC Use Only

---------------------------------------------------------------------
(4)  Citizenship or Place of Organization
     Not Applicable
---------------------------------------------------------------------
Number of Shares      (5)     Sole Voting
 Beneficially                 Power  0**
 Owned by             -----------------------------------------------
 Each Reporting       (6)     Shared Voting
 Person with                  Power  0**
                      -----------------------------------------------
                      (7)     Sole Dispositive
                              Power  0**
                      -----------------------------------------------
                      (8)     Shared Dispositive
                              Power  30,000**
---------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     30,000**
----------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain
     Shares*

----------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     less than 1.0%**
----------------------------------------------------------------------
(12) Type of Reporting Person*
     OO
----------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100             13G                            Page 8
---------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     John A. Hechinger Trust
---------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member             (a) /x/
     of a Group*                                       (b) / /
---------------------------------------------------------------------
(3)  SEC Use Only

---------------------------------------------------------------------
(4)  Citizenship or Place of Organization
     Not Applicable
---------------------------------------------------------------------
Number of Shares      (5)     Sole Voting
 Beneficially                 Power  0**
 Owned by             -----------------------------------------------
 Each Reporting       (6)     Shared Voting
 Person with                  Power  0**
                      -----------------------------------------------
                      (7)     Sole Dispositive
                              Power  0**
                      -----------------------------------------------
                      (8)     Shared Dispositive
                              Power  30,000**
---------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     30,000**
---------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain
     Shares*

---------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     less than 1.0%**
---------------------------------------------------------------------
(12) Type of Reporting Person*
     OO
---------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                13G                         Page 9
---------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     S. Ross Hechinger
---------------------------------------------------------------------
(2)  Check the Appropriate Box if a Member             (a) /x/
     of a Group*                                       (b) / /
---------------------------------------------------------------------
(3)  SEC Use Only

---------------------------------------------------------------------
(4)  Citizenship or Place of Organization
     United States
---------------------------------------------------------------------
Number of Shares      (5)     Sole Voting
 Beneficially                 Power  0**
 Owned by             -----------------------------------------------
 Each Reporting       (6)     Shared Voting
 Person with                  Power 9,605,249**
                      -----------------------------------------------
                      (7)     Sole Dispositive
                              Power  0**
                      -----------------------------------------------
                      (8)     Shared Dispositive
                              Power  3,317,047**
---------------------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     9,605,249**
---------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain
     Shares*

---------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     88.3%**
---------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
---------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100              13G                            Page 10
------------------------------------------------------------------------------
(1)  Names of Reporting Persons.  S.S. or I.R.S. Identification Nos.
     of Above Persons

        Susan L. Hechinger
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares    (5)     Sole Voting
 Beneficially               Power  0**
 Owned by           ----------------------------------------------------------
 Each Reporting     (6)     Shared Voting
 Person with                Power  0**
                    ----------------------------------------------------------
                    (7)     Sole Dispositive
                            Power  0**
                    ----------------------------------------------------------
                    (8)     Shared Dispositive
                            Power  3,317,047**
                    ----------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        3,317,047**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        30.5%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100            13G                            Page 11
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

        Nancy Hechinger Lowe
-----------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares      (5)     Sole Voting
 Beneficially                 Power  0**
 Owned by             --------------------------------------------------------
 Each Reporting       (6)     Shared Voting
 Person with                  Power  0**
                      --------------------------------------------------------
                      (7)     Sole Dispositive
                              Power  0**
                      --------------------------------------------------------
                      (8)     Shared Dispositive
                              Power 2,963,890**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        2,963,890**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        27.2%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100             13G                           Page 12
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

        Peter E. Lowe
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares      (5)     Sole Voting
 Beneficially                 Power  0**
 Owned by             --------------------------------------------------------
 Each Reporting       (6)     Shared Voting
 Person with                  Power  0**
                      --------------------------------------------------------
                      (7)     Sole Dispositive
                              Power  0**
                      --------------------------------------------------------
                      (8)     Shared Dispositive
                              Power  2,963,890**
                      --------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        2,963,890**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        27.2%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100               13G                                  Page 13
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

        Sally Hechinger Rudoy
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
 -----------------------------------------------------------------------------
Number of Shares         (5)     Sole Voting
 Beneficially                    Power  0**
 Owned by               ------------------------------------------------------
 Each Reporting          (6)     Shared Voting
 Person with                     Power  0**
                        ------------------------------------------------------
                         (7)     Sole Dispositive
                                 Power  0**
                        ------------------------------------------------------
                         (8)     Shared Dispositive
                                 Power  2,963,890**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        2,963,890**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        27.2%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                 13G                                Page 14
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

      Peter W. Rudoy
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares         (5)     Sole Voting
 Beneficially                               Power  0**
 Owned by           ----------------------------------------------------------
 Each Reporting          (6)     Shared Voting
 Person with                     Power  0**
                    ----------------------------------------------------------
                         (7)     Sole Dispositive
                                 Power  0**
                    ----------------------------------------------------------
                         (8)     Shared Dispositive
                                 Power  2,963,890**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        2,963,890**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        27.2%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100               13G                                  Page 15
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       June Limited Partnership
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        Maryland
------------------------------------------------------------------------------
Number of Shares      (5)     Sole Voting
 Beneficially                 Power  0**
 Owned by            ---------------------------------------------------------
 Each Reporting       (6)     Shared Voting
 Person with                  Power  0**
                     ---------------------------------------------------------
                      (7)     Sole Dispositive
                              Power  0**
                     ---------------------------------------------------------
                     (8)     Shared Dispositive
                             Power  2,601,229**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        2,601,229**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        23.9%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        PN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100           13G                                     Page 16
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       JARSAN Associates Limited Partnership
------------------------------------------------------------------------------
(2)    Check the Appropriate Box if a Member             (a) /x/
       of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)    SEC Use Only

------------------------------------------------------------------------------
(4)    Citizenship or Place of Organization
       Maryland
------------------------------------------------------------------------------
Number of Shares           (5)     Sole Voting
 Beneficially                      Power  0**
 Owned by          -----------------------------------------------------------
 Each Reporting            (6)     Shared Voting
 Person with                       Power  0**
                   -----------------------------------------------------------
                           (7)     Sole Dispositive
                                   Power  0**
                   -----------------------------------------------------------
                           (8)     Shared Dispositive
                                   Power  215,330**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        215,330**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        2.0%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        PN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                    13G                             Page 17
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

        Richard England
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting
 Beneficially                   Power  0**
 Owned by            ---------------------------------------------------------
 Each Reporting         (6)     Shared Voting
 Person with                    Power  0**
                     ---------------------------------------------------------
                        (7)     Sole Dispositive
                                Power  0**
                     ---------------------------------------------------------
                        (8)     Shared Dispositive
                                Power  1,180,936**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,180,936**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        10.9%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                13G                                 Page 18
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Lois H. England
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
-----------------------------------------------------------------------------
Number of Shares       (5)     Sole Voting
 Beneficially                  Power  0**
 Owned by             --------------------------------------------------------
 Each Reporting        (6)     Shared Voting
 Person with                   Power  0**
                      --------------------------------------------------------
                       (7)     Sole Dispositive
                               Power  0**
                      --------------------------------------------------------
                       (8)     Shared Dispositive
                               Power  1,180,936**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,180,936**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        10.9%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
-----------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                   13G                              Page 19
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Richard England, Jr.
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares         (5)     Sole Voting
 Beneficially                    Power  0**
 Owned by           ----------------------------------------------------------
 Each Reporting          (6)     Shared Voting
 Person with                     Power  0**
                    ----------------------------------------------------------
                         (7)     Sole Dispositive
                                 Power  0**
                    ----------------------------------------------------------
                         (8)     Shared Dispositive
                                 Power  1,983,507**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,983,507**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        18.2%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                13G                                 Page 20
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Diana England
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares            (5)     Sole Voting
 Beneficially                       Power  0**
 Owned by                -----------------------------------------------------
 Each Reporting             (6)     Shared Voting
 Person with                        Power  0**
                         -----------------------------------------------------
                            (7)     Sole Dispositive
                                    Power  0**
                         -----------------------------------------------------
                            (8)     Shared Dispositive
                                    Power  1,983,507**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,983,507**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        18.2%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100            13G                                     Page 21
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Joan England Akman
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares          (5)     Sole Voting
 Beneficially                     Power  0**
 Owned by             --------------------------------------------------------
 Each Reporting           (6)     Shared Voting
 Person with                      Power  0**
                      --------------------------------------------------------
                          (7)     Sole Dispositive
                                  Power  0**
                      --------------------------------------------------------
                          (8)     Shared Dispositive
                                  Power  1,412,655**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,412,655**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        13.0%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                13G                                 Page 22
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Larry A. Akman
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares         (5)     Sole Voting
 Beneficially                    Power  0**
 Owned by              -------------------------------------------------------
 Each Reporting          (6)     Shared Voting
 Person with                     Power  0**
                       -------------------------------------------------------
                         (7)     Sole Dispositive
                                 Power  0**
                       -------------------------------------------------------
                         (8)     Shared Dispositive
                                 Power  1,412,655**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,412,655**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        13.0%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                 13G                                Page 23
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Catherine S. England
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares       (5)     Sole Voting
 Beneficially                  Power  0**
 Owned by            ---------------------------------------------------------
 Each Reporting        (6)     Shared Voting
 Person with                   Power  0**
                     ---------------------------------------------------------
                       (7)     Sole Dispositive
                               Power   67,025**
                     ---------------------------------------------------------
                      (8)     Shared Dispositive
                              Power  1,386,455**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,453,480**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        13.4%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100              13G                                   Page 24
-----------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Isham Peugh
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        United States
------------------------------------------------------------------------------
Number of Shares              (5)     Sole Voting
 Beneficially                         Power  0**
 Owned by                -----------------------------------------------------
 Each Reporting               (6)     Shared Voting
 Person with                          Power  0**
                         -----------------------------------------------------
                              (7)     Sole Dispositive
                                      Power  6,715**
                         -----------------------------------------------------
                              (8)     Shared Dispositive
                                      Power  0**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        6,715**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        less than 1.0%**
-----------------------------------------------------------------------------
(12)    Type of Reporting Person*
        IN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                13G                                Page 25
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Lois Associates Limited Partnership
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        Maryland
------------------------------------------------------------------------------
Number of Shares          (5)     Sole Voting
 Beneficially                     Power  0**
 Owned by          -----------------------------------------------------------
 Each Reporting           (6)     Shared Voting
 Person with                      Power  0**
                   -----------------------------------------------------------
                          (7)     Sole Dispositive
                                  Power  0**
                   -----------------------------------------------------------
                          (8)     Shared Dispositive
                                  Power  1,386,455*
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        1,386,455**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        12.7%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        PN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100               13G                                Page 26
------------------------------------------ -----------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       CARAN Associates Limited Partnership
-----------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        Maryland
------------------------------------------------------------------------------
Number of Shares           (5)     Sole Voting
 Beneficially                      Power  0**
 Owned by               ------------------------------------------------------
 Each Reporting            (6)     Shared Voting
 Person with                       Power  0**
                        ------------------------------------------------------
                           (7)     Sole Dispositive
                                   Power  0**
                        ------------------------------------------------------
                           (8)     Shared Dispositive
                                   Power  15,330**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        15,330**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        less than 1.0%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        PN
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100              13G                                   Page 27
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Alexis Hechinger Vlack Irrevocable Trust
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        Not Applicable
------------------------------------------------------------------------------
Number of Shares                (5)     Sole Voting
 Beneficially                           Power  0**
 Owned by                   --------------------------------------------------
 Each Reporting                 (6)     Shared Voting
 Person with                            Power  0**
                            --------------------------------------------------
                                (7)     Sole Dispositive
                                        Power  0**
                            --------------------------------------------------
                                (8)     Shared Dispositive
                                        Power  8,888**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        8,888**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        less than 1.0%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        OO
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                  13G                               Page 28
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Molly Elizabeth Lowe Irrevocable Trust
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        Not Applicable
------------------------------------------------------------------------------
Number of Shares           (5)     Sole Voting
 Beneficially                      Power  0**
 Owned by                 ----------------------------------------------------
 Each Reporting            (6)     Shared Voting
 Person with                       Power  0**
                          ----------------------------------------------------
                           (7)     Sole Dispositive
                                   Power  0**
                          ----------------------------------------------------
                           (8)     Shared Dispositive
                                   Power  8,888**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        8,888**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-----------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        less than 1.0%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        OO
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

CUSIP No. 422660100                 13G                                Page 29
------------------------------------------------------------------------------
(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       Hechinger Share Trust
------------------------------------------------------------------------------
(2)     Check the Appropriate Box if a Member             (a) /x/
        of a Group*                                       (b) / /
------------------------------------------------------------------------------
(3)     SEC Use Only

------------------------------------------------------------------------------
(4)     Citizenship or Place of Organization
        Not Applicable
------------------------------------------------------------------------------
Number of Shares         (5)     Sole Voting
 Beneficially                    Power  0**
 Owned by              -------------------------------------------------------
 Each Reporting          (6)     Shared Voting
 Person with                     Power  0**
                       -------------------------------------------------------
                         (7)     Sole Dispositive
                                 Power  0**
                       -------------------------------------------------------
                         (8)     Shared Dispositive
                                 Power  340,586**
------------------------------------------------------------------------------
(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        340,586**
------------------------------------------------------------------------------
(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------
(11)    Percent of Class Represented by Amount in Row (9)
        3.1%**
------------------------------------------------------------------------------
(12)    Type of Reporting Person*
        00
------------------------------------------------------------------------------
                 *SEE INSTRUCTION BEFORE FILLING OUT!

 **For additional information, see Schedule A and the footnotes thereto.

                  SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC 20549
                  ----------------------------------

                             SCHEDULE 13G

                  ----------------------------------

ITEM 1(A).  NAME OF ISSUER.

        Hechinger Company

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

          The address of the issuer's principal executive offices is 3500 Pennsy Drive, Landover, Maryland 20785.

ITEMS 2(A).  NAME OF PERSON FILING.

          The following members of the family of John W. Hechinger and entities wholly owned by members of such family are filing this Amendment No. 13 to Schedule 13G (this "Amendment"): John W. Hechinger, June R. Hechinger, John W. Hechinger, Jr., Deborah Hechinger, Jamie A. Hechinger Trust, Kathryn J. Hechinger Trust, John
A. Hechinger Trust, S. Ross Hechinger, Susan L. Hechinger, Nancy Hechinger Lowe, Peter E. Lowe, Sally Hechinger Rudoy, Peter W. Rudoy, June Limited Partnership, JARSAN Associates Limited Partnership, Alexis Hechinger Vlack Irrevocable Trust and Molly Elizabeth Lowe Irrevocable Trust. The following members of the family of Richard England and entities wholly owned by members of such family are filing this Amendment: Richard England, Lois H. England, Richard England, Jr., Diana England, Joan England Akman, Larry A. Akman, Catherine S. England, Lois Associates Limited Partnership and CARAN Associates Limited Partnership. Isham Peugh, formerly the spouse of Catherine S. England, is also filing this Amendment. In addition, the Hechinger Family Share Trust is filing this Amendment.

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE AND, IF NONE, RESIDENCE.

          The address to be used in connection with communications related to this Amendment is 3500 Pennsy Drive, Landover, Maryland 20785.

ITEM 2(C).  CITIZENSHIP.

          Each natural person filing this Amendment is a citizen of the United States. Each of Lois Associates Limited Partnership, CARAN Associates Limited Partnership, June Limited Partnership and JARSAN Associates Limited Partnership is a limited partnership organized under the laws of the State of Maryland. Item 2(C) is not applicable to the Hechinger Share Trust, the Jamie A. Hechinger Trust, the Kathryn J. Hechinger Trust, the John A. Hechinger Trust, the Alexis Hechinger Vlack Irrevocable Trust and the Molly Elizabeth Irrevocable Trust.

ITEM 2(D).  TITLE OF CLASS OF SECURITIES.

          Class B Common Stock, par value $.10 per share.

ITEM 2(E).  CUSIP NUMBER.

        422 660 100

ITEM 3.   Unchanged.

ITEM 4.  OWNERSHIP.

        (a)    Amount Beneficially Owned:

               See Schedule A.

        (b)    Percent of Class:

               See Schedule A.

          (c) Number of shares as to which each person filing this Amendment has (i) sole power to vote or direct the vote; (ii) shared power to vote or direct the vote; (iii) sole power to dispose or direct the disposition; or (iv) shared power to dispose or direct the disposition:

               See Schedule A.

ITEMS 5, 6 and 7.  Unchanged.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               See Schedule A.

                                         SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                                   February    , 1997



                                                   --------------------
                                                   John W. Hechinger*



                                                   ---------------------
                                                   Joan England Akman**
-------------

     * John W. Hechinger is executing this Amendment on his own behalf and as Attorney-in-Fact on behalf of the following reporting persons:
June R. Hechinger, John W. Hechinger, Jr., Deborah Hechinger, the Jamie A. Hechinger Trust, the Kathryn J. Hechinger Trust, the John A. Hechinger Trust, S. Ross Hechinger, Susan L. Hechinger, Nancy Hechinger Lowe, Peter E. Lowe, Sally Hechinger Rudoy, Peter W. Rudoy, June Limited Partnership, JARSAN Associates Limited Partnership, the Alexis Hechinger Vlack Irrevocable Trust, the Molly Elizabeth Lowe Irrevocable Trust and the Hechinger Share Trust.

     ** Joan England Akman is executing this Amendment on her own behalf and as Attorney-in-Fact on behalf of the following reporting persons: Richard England, Lois H. England, Richard England, Jr., Diana England, Larry A. Akman, Catherine S. England, Isham Peugh, Lois Associates Limited Partnership and CARAN Associates Limited Partnership.

     The relevant Powers of Attorney are incorporated by reference to Amendments Nos. 6, 7 and 11 to the Schedule 13G relating to the issuer's Class B Common Stock, which amendments were filed with the Securities and Exchange Commission on September 26, 1990, February 14, 1991, and December 11, 1995, respectively.

                              SCHEDULE A

                BENEFICIAL OWNERSHIP OF CLASS B SHARES


          In the following table, each reference to the percentage of Class B Shares beneficially owned by a reporting person is calculated using (a) the Class B Shares outstanding on December 31, 1996, and (b) the number of Class B Shares beneficially owned by such reporting person for purposes of this Amendment as of December 31, 1996. The footnotes to the following table describe, among other things, the extent to which each reporting person disclaims beneficial ownership of the Class B Shares set forth opposite such reporting person's name in such table.

                                              Number of Class B Shares as to
                                                Which Reporting Person Has
                                           ------------------------------------
                            Aggregate      Percentage
                            Number of          of
                            Class B        Outstanding        Sole        Shared         Sole       Shared
                            Shares         Class B          Power to     Power to      Power to    Power to
                            Beneficially   Shares             Vote         Vote        Dispose     Dispose
Reporting Person 1/         Owned
John W. Hechinger 2/             9,605,249     88.3%           0           9,605,249      0         1,883,339
June R. Hechinger 3/             1,883,339     17.3%           0                   0      0         1,883,339
John W. Hechinger, Jr.           9,605,249     88.3%           0           9,605,249      0         3,317,047
4/
Deborah Hechinger 5/             3,317,047     30.5%           0                   0      0         3,317,047
Jamie A. Hechinger
Trust 6/                            30,000       *             0                   0      0            30,000
Kathryn J. Hechinger
Trust 7/                            30,000       *             0                   0      0            30,000
John A. Hechinger
Trust 8/                            30,000       *             0                   0      0            30,000
S. Ross Hechinger 9/             9,605,249     88.3%           0           9,605,249      0         3,317,047
Susan L. Hechinger 10/           3,317,047     30.5%           0                   0      0         3,317,047
Nancy Hechinger
Lowe 11/                         2,963,890     27.2%           0                   0      0         2,963,890
Peter E. Lowe 12/                2,963,890     27.2%           0                   0      0         2,963,890




                                            Number of Class B Shares as to
                                              Which Reporting Person Has
                                           ------------------------------------
                            Aggregate     Percentage
                            Number of     of
                            Class B       Outstanding         Sole        Shared        Sole        Shared
                            Shares        Class B           Power to     Power to     Power to     Power to
Reporting Person 1/         Beneficially  Shares              Vote         Vote       Dispose      Dispose
                            Owned
Sally Hechinger
Rudoy 13/                       2,963,890      27.2%           0       0                 0          2,963,890
Peter W. Rudoy 14/              2,963,890      27.2%           0       0                 0          2,963,890
June Limited
Partnership 15/                 2,601,229      23.9%           0       0                 0          2,601,229
JARSAN Associates
Limited Partnership 16/           215,330      2.0%            0       0                 0            215,330
Richard England 17/             1,180,936      10.9%           0       0                 0          1,180,936
Lois H. England 18/             1,180,936      10.9%           0       0                 0          1,180,936
Richard England, Jr. 19/        1,983,507      18.2%           0       0                 0          1,983,507
Diana England 20/               1,983,507      18.2%           0       0                 0          1,983,507
Joan England Akman 21/          1,412,655      13.0%           0       0                 0          1,412,655
Larry A. Akman 22/              1,412,655      13.0%           0       0                 0          1,412,655
Catherine S. England 23/        1,453,480      13.4%           0       0               67,025       1,386,455

Isham Peugh 24/                     6,715        *             0       0               6,715                0
Lois Associates
Limited Partnership 25/         1,386,455      12.7%           0       0                 0          1,386,455
CARAN Associates
Limited Partnership 26/            15,330        *             0       0                 0             15,330
Alexis Hechinger Vlack
Irrevocable Trust 27/               8,888        *             0       0                 0              8,888
Molly Elizabeth Lowe
Irrevocable Trust 28/               8,888        *             0       0                 0              8,888
Hechinger Share
Trust 29/                         340,586      3.1%            0       0                 0            340,586


* Less than 1.0%

As of December 31, 1996, the reporting persons beneficially owned an aggregate of 9,605,249 Class B Shares, representing 88.3% of the Class B Shares outstanding on December 31, 1996.

FOOTNOTES

1/   The numbers and percentages of Class B Shares shown in the table as beneficially owned by the reporting persons reflect multiple counting of Class B Shares to the extent that beneficial ownership thereof is attributable to more than one reporting person in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. For example, each of John W. Hechinger, John W. Hechinger, Jr., and S. Ross Hechinger
(each, a "Voter") is deemed to beneficially own the 9,605,249 Class B Shares which the Voters hold a proxy to vote pursuant to a voting agreement with members of the Hechinger and England families and entities controlled by such families. As an additional example, the 2,601,229 Class B Shares held directly by June Limited Partnership are all deemed to be beneficially owned by (a) each of Nancy Hechinger
Lowe and Sally Hechinger Rudoy, as a general partner of June Limited Partnership, (b) each of John W. Hechinger, Jr., and S. Ross
Hechinger, as a general partner of June Limited Partnership and a Voter, (c) each of Deborah Hechinger, Susan L. Hechinger, Peter E.
Lowe and Peter W. Rudoy, as the spouse of a general partner of June Limited Partnership, and (d) John W. Hechinger, as a Voter.

2/   The number and percentage of Class B Shares shown in the table as beneficially owned by John W. Hechinger include the 9,605,249 Class B Shares which, together with John W. Hechinger, Jr., and S. Ross Hechinger, John W. Hechinger holds a proxy to vote pursuant to a voting agreement among members of the England and Hechinger families and entities controlled by them.

          The number of Class B Shares shown in the table as to which John W. Hechinger shares dispositive power includes (a) the 1,052,836 Class B Shares held directly by John W. Hechinger and (b) the 340,586 Class B Shares held by the Hechinger Share Trust for the primary benefit of the Hechinger family.

          John W. Hechinger is the only trustee of the Hechinger Share Trust. John W. Hechinger disclaims beneficial ownership of all shares so held by the Hechinger Share Trust.

          The number of Class B Shares shown in the table as to which John W. Hechinger shares dispositive power also includes the 489,917 Class B Shares held directly by his spouse, June R. Hechinger. John W. Hechinger disclaims beneficial ownership of such Class B Shares.

3/   The number and percentage of Class B Shares shown in the table as beneficially owned by June R. Hechinger include (a) the 489,917 Class B Shares held directly by June R. Hechinger and (b) the 1,393,422 Class B Shares as to which her spouse, John W. Hechinger, shares dispositive power as described in the second paragraph of footnote 2. June R. Hechinger disclaims beneficial ownership of such 1,393,422 Class B Shares.

4/   The number and percentage of Class B Shares shown in the table as beneficially owned by John W. Hechinger, Jr., include the 9,605,249 Class B Shares which, together with John W. Hechinger and S. Ross Hechinger, John W. Hechinger, Jr., holds a proxy to vote pursuant to a voting agreement among members of the England and Hechinger families and entities controlled by them.

          The number of Class B Shares shown in the table as to which John W. Hechinger, Jr., shares dispositive power includes (a) the 376,566 Class B Shares held directly by John W. Hechinger, Jr., (b) the 2,601,229 Class B Shares held by June Limited Partnership, as to which John W. Hechinger, Jr., a general partner of June Limited Partnership, shares dispositive power with Nancy Hechinger Lowe, S. Ross Hechinger and Sally Hechinger Rudoy, the only other general partners of June Limited Partnership, and (c) the 215,330 Class B Shares held by JARSAN Associates, as to which John W. Hechinger, Jr., a managing general partner of JARSAN Associates, shares dispositive power with S. Ross Hechinger, the only other managing general partner of JARSAN Associates. John W. Hechinger, Jr., disclaims beneficial ownership of all shares held by June Limited Partnership and JARSAN Associates except to the extent of his partnership interests in such entities.

          In addition, the number of Class B Shares shown in the table as to which John W. Hechinger, Jr., shares dispositive power includes
(a) the 9,365 Class B Shares held by John W. Hechinger, Jr., as custodian for Kathryn J. Hechinger, (b) the 9,365 Class B Shares held by John W. Hechinger, Jr., as custodian for Jamie A. Hechinger and (c) the 9,365 Class B Shares held by John W. Hechinger, Jr., as custodian for John A. Hechinger. John W. Hechinger, Jr., disclaims beneficial ownership of all shares held by him as custodian for Kathryn J. Hechinger, Jamie A. Hechinger or John A. Hechinger.

          The number of Class B Shares shown in the table as to which John W. Hechinger, Jr. shares dispositive power also includes the 5,827 Class B Shares held directly by his spouse, Deborah Hechinger and the 90,000 Class B Shares held by her as trustee. John W. Hechinger, Jr., disclaims beneficial ownership of all such Class B Shares.

5/ The number and percentage of Class B Shares shown in the table as beneficially owned by Deborah Hechinger include (a) the 5,827 Class B Shares held directly by Deborah Hechinger, (b) the 30,000 Class B Shares held by Deborah Hechinger, as trustee of the Jamie A. Hechinger Trust, (c) the 30,000 Class B Shares held by Deborah Hechinger as trustee of the Kathryn J. Hechinger Trust, (d) the 30,000 Class B Shares held by Deborah Hechinger as trustee of the John A. Hechinger Trust, and (e) the 3,221,220 Class B Shares as to which her spouse, John W. Hechinger, Jr., shares dispositive power as described in the second and third paragraphs of footnote 4. Deborah Hechinger disclaims beneficial ownership of such 30,000, 30,000, 30,000 and 3,221,220
Class B Shares.

6/   Deborah Hechinger is the sole trustee of the Jamie A. Hechinger Trust.

7/   Deborah Hechinger is the sole trustee of the Kathryn J. Hechinger Trust.

8/   Deborah Hechinger is the sole trustee of the John A. Hechinger Trust.

9/   The number and percentage of Class B Shares shown in the table as beneficially owned by S. Ross Hechinger include the 9,605,249 Class B Shares which, together with John W. Hechinger and John W. Hechinger, Jr., S. Ross Hechinger holds a proxy to vote pursuant to a voting agreement among members of the England and Hechinger families and entities controlled by them.

          The number of Class B Shares shown in the table as to which
S. Ross Hechinger shares dispositive power includes (a) the 471,180 Class B Shares held directly by S. Ross Hechinger and (b) the 2,601,229 Class B Shares held by June Limited Partnership, as to which
S. Ross Hechinger, a general partner of June Limited Partnership, shares dispositive power with John W. Hechinger, Jr., Nancy Hechinger Lowe and Sally Hechinger Rudoy, the only other general partners of June Limited Partnership, and (c) the 215,330 Class B Shares held by JARSAN Associates, as to which S. Ross Hechinger, a managing general partner of JARSAN Associates, shares dispositive power with John W. Hechinger, Jr., the only other managing general partner of JARSAN Associates. S. Ross Hechinger disclaims beneficial ownership of all shares held by June Limited Partnership or JARSAN Associates except to the extent of his partnership interests in such entities.

          In addition, the number of Class B Shares shown in the table as to which S. Ross Hechinger shares dispositive power includes (a) the 7,827 Class B Shares held by S. Ross Hechinger as custodian for Scott R. Hechinger, (b) the 7,827 Class B Shares held by S. Ross Hechinger as custodian for Matthew S. Hechinger and (c) the 7,827 Class B Shares held by S. Ross Hechinger as custodian for Amanda F. Hechinger. S. Ross Hechinger disclaims beneficial ownership of all shares held by him as custodian for Scott R. Hechinger, Matthew S. Hechinger or Amanda F. Hechinger.

          The number of Class B Shares shown in the table as to which
S. Ross Hechinger shares dispositive power also includes the 5,827 Class B Shares held directly by his spouse, Susan L. Hechinger. S. Ross Hechinger disclaims beneficial ownership of such Class B Shares.

10/   The number and percentage of Class B Shares shown in the table as beneficially owned by Susan L. Hechinger include (a) the 5,827 Class B Shares held directly by Susan L. Hechinger and (b) the 3,311,220 Class B Shares as to which her spouse, S. Ross Hechinger, shares dispositive power as described in the second and third paragraphs of footnote 9. Susan L. Hechinger disclaims beneficial ownership of such 3,311,220 Class B Shares.

11/ The number and percentage of Class B Shares shown in the table as beneficially owned by Nancy Hechinger Lowe include (a) the 323,404 Class B Shares held directly by Nancy Hechinger Lowe and (b) the 2,601,229 Class B Shares held by June Limited Partnership, as to which Nancy Hechinger Lowe, a general partner of June Limited Partnership, shares dispositive power with John W. Hechinger, Jr., S. Ross Hechinger and Sally Hechinger Rudoy, the only other general partners of June Limited Partnership. Nancy Hechinger Lowe disclaims beneficial ownership of all shares held by June Limited Partnership except to the extent of the partnership interest of Nancy Hechinger Lowe in June Limited Partnership.

          In addition, the number and percentage of Class B Shares shown in the table as beneficially owned by Nancy Hechinger Lowe include (a) the 7,827 Class B Shares held by Nancy Hechinger Lowe as custodian for Alexis H. Vlack and (b) the 7,827 Class B Shares held by Nancy Hechinger Lowe as custodian for Molly E. Lowe. Nancy Hechinger Lowe disclaims beneficial ownership of all shares held by her as custodian for Alexis H. Vlack or Molly E. Lowe.

          The number and percentage of Class B Shares shown in the table as beneficially owned by Nancy Hechinger Lowe also include the 5,827 Class B Shares held directly by her spouse, Peter E. Lowe. Nancy Hechinger Lowe disclaims beneficial ownership of such 5,827 Class B Shares.

12/ The number and percentage of Class B Shares shown in the table as beneficially owned by Peter E. Lowe include (a) the 5,827 Class B Shares held directly by Peter E. Lowe and (b) the 2,940,287 Class B Shares beneficially owned by his spouse, Nancy Hechinger Lowe, as described in the first two paragraphs of footnote 11. Peter E. Lowe disclaims beneficial ownership of such 2,940,287 Class B Shares.

13/ The number and percentage of Class B Shares shown in the table as beneficially owned by Sally Hechinger Rudoy include (a) the 271,180 Class B Shares held directly by Sally Hechinger Rudoy and (b) the 2,601,229 Class B Shares held by June Limited Partnership, as to which Sally Hechinger Rudoy, a general partner of June Limited Partnership, shares dispositive power with John W. Hechinger, Jr., S. Ross Hechinger and Nancy Hechinger Lowe, the only other general partners of June Limited Partnership. Sally Hechinger Rudoy disclaims beneficial ownership of all shares held by June Limited Partnership except to the extent of her partnership interest in June Limited Partnership.

          In addition, the number and percentage of Class B Shares shown in the table as beneficially owned by Sally Hechinger Rudoy include (a) the 7,827 Class B Shares held by Sally Hechinger Rudoy as custodian for Jesse N. Rudoy and (b) the 7,827 Class B Shares held by Sally Hechinger Rudoy as custodian for Charles H. Rudoy. Sally Hechinger Rudoy disclaims beneficial ownership of all shares held by her as custodian for Jesse N. Rudoy or Charles H. Rudoy.

          The number and percentage of Class B Shares shown in the table as beneficially owned by Sally Hechinger Rudoy also include the 5,827 Class B Shares held directly by her spouse, Peter Rudoy. Sally Hechinger Rudoy disclaims beneficial ownership of such Class B Shares.

14/ The number and percentage of Class B Shares shown in the table as beneficially owned by Peter W. Rudoy include (a) the 5,827 Class B Shares held directly by Peter Rudoy and (b) the 2,888,063 Class B Shares beneficially owned by his spouse, Sally Hechinger Rudoy, as described in the first two paragraphs of footnote 13. Peter Rudoy disclaims beneficial ownership of such 2,888,063 Class B Shares.

15/ The number and percentage of Class B Shares shown in the table as beneficially owned by June Limited Partnership include the 2,601,229 Class B Shares held directly by June Limited Partnership. As a general matter, dispositive power over all such Class B Shares is exercised by a majority in number of its general partners. However, a disposition of securities having an aggregate present value of more than $500,000 must be approved by partners owning not less than two-thirds of the outstanding partnership interests in June Limited Partnership. The only general partners of June Limited Partnership are John W. Hechinger, Jr., Nancy Hechinger Lowe, S. Ross Hechinger and Sally Hechinger Rudoy, and the only other partners of June Limited Partnership are John W. Hechinger and June R. Hechinger.

16/ The number and percentage of Class B Shares shown in the table as beneficially owned by JARSAN Associates include the 215,330 Class B Shares held directly by JARSAN Associates. As a general matter, dispositive power over all such Class B Shares is exercised by its managing general partners. However, a disposition of securities which constitutes a disposition of all or substantially all the assets of JARSAN Associates must be approved by all the partners of JARSAN Associates. The only managing general partners of JARSAN Associates are John W. Hechinger, Jr., and S. Ross Hechinger, and the only other partners of JARSAN Associates are The Nancy Hechinger Lowe Revocable Trust and Sally Hechinger Rudoy.

17/ The number and percentage of Class B Shares shown in the table as beneficially owned by Richard England include (a) the 590,468 Class B Shares held directly by Richard England and (b) the 590,468 Class B Shares beneficially owned by his spouse, Lois H. England, as described in the first paragraph of footnote 18 below. Richard England disclaims beneficial ownership of such 590,468 Class B Shares owned by his spouse.

18/ The number and percentage of Class B Shares shown in the table as beneficially owned by Lois H. England include the 590,468 Class B
Shares held directly by Lois H. England.

          The number and percentage of Class B Shares shown in the table as beneficially owned by Lois H. England also include the 590,468 Class B Shares held directly by her spouse, Richard England. Lois H. England disclaims beneficial ownership of such 590,468 Class B Shares.

19/ The number and percentage of Class B Shares shown in the table as beneficially owned by Richard England, Jr., include (a) the 581,722 Class B Shares held directly by Richard England, Jr., (b) the 1,386,455 Class B Shares held by Lois Associates, as to which Richard England, Jr., a general partner of Lois Associates, shares dispositive power with Joan England Akman and Catherine S. England, the only other general partners of Lois Associates, and (c) the 15,330 Class B Shares held by CARAN Associates, as to which Richard England, Jr., a managing general partner of CARAN Associates, shares dispositive power with Joan England Akman, the only other managing general partner of CARAN Associates. Richard England, Jr., disclaims beneficial ownership of all shares held by Lois Associates or CARAN Associates except to the extent of his partnership interests in such entities.

20/ The number and percentage of Class B Shares shown in the table as beneficially owned by Diana England include the 1,983,507 Class B Shares beneficially owned by her spouse, Richard England, Jr., as described in footnote 19. Diana England disclaims beneficial ownership of such 1,983,507 Class B Shares.

21/ The number and percentage of Class B Shares shown in the table as beneficially owned by Joan England Akman include (a) the 1,386,455 Class B Shares held by Lois Associates, as to which Joan England Akman, a general partner of Lois Associates, shares dispositive power with Richard England, Jr., and Catherine S. England, the only other general partners of Lois Associates, and (b) the 15,330 Class B Shares held by CARAN Associates, as to which Joan England Akman, a managing general partner of CARAN Associates, shares dispositive power with Richard England, Jr., the only other managing general partner of CARAN Associates. Joan England Akman disclaims beneficial ownership of all shares held by Lois Associates or CARAN Associates except to the extent of her partnership interests in such entities.

          In addition, the number and percentage of Class B Shares shown in the table as beneficially owned by Joan England Akman include
(a) the 6,715 Class B Shares held by Joan England Akman as custodian for Sara England Akman, (b) the 3,005 Class B Shares held by Joan England Akman as custodian for Jonathan England Akman and (c) the 1,150 Class B Shares held by Joan England Akman as custodian for Alex England Akman. Joan England Akman disclaims beneficial ownership of all shares held by her as custodian for Sara England Akman, Jonathan England Akman or Alex England Akman.

22/ The number and percentage of Class B Shares shown in the table as beneficially owned by Larry A. Akman include the 1,412,655 Class B Shares beneficially owned by his spouse, Joan England Akman, as described in footnote 21. Larry A. Akman disclaims beneficial ownership of such 1,412,655 Class B Shares.

23/ The number and percentage of Class B Shares shown in the table as beneficially owned by Catherine S. England include (a) the 59,160 Class B Shares held directly by Catherine S. England, (b) the 6,715 Class B Shares held by Catherine S. England as custodian for Evan Peugh and (c) the 1,150 Class B Shares held by Catherine S. England as custodian for Ryan Peugh. Catherine S. England disclaims beneficial ownership of all shares held by her as custodian for Evan Peugh or Ryan Peugh.

          In addition, the number and percentage of Class B Shares shown in the table as beneficially owned by Catherine S. England include the 1,386,455 Class B Shares held by Lois Associates, as to which Catherine S. England, a general partner of Lois Associates, shares dispositive power with Richard England, Jr., and Joan England Akman, the only other general partners of Lois Associates. Catherine
S. England disclaims beneficial ownership of all shares held by Lois Associates except to the extent of her partnership interest in Lois Associates.

          The number and percentage of Class B Shares shown in the table as beneficially owned by Catherine S. England do not include the Class B Shares beneficially owned by her former spouse, Isham Peugh, as described in footnote 24.

24/ The number and percentage of Class B Shares shown in the table as beneficially owned by Isham Peugh include the 6,715 Class B Shares held directly by Isham Peugh. The number and percentage of Class B Shares shown in the table as beneficially owned by Isham Peugh do not include the Class B Shares beneficially owned by his former spouse, Catherine S. England, as described in the first two paragraphs of footnote 23.

25/ The number and percentage of Class B Shares shown in the table as beneficially owned by Lois Associates include the 1,386,455 Class B Shares held directly by Lois Associates. As a general matter, dispositive power over all such Class B Shares is exercised by a majority in number of its general partners. However, a disposition of securities having an aggregate present value of more than $500,000 must be approved by partners owning not less than two-thirds of the outstanding partnership interests in Lois Associates. The only general partners of Lois Associates are Richard England, Jr., Joan England Akman and Catherine S. England.

26/ The number and percentage of Class B Shares shown in the table as beneficially owned by CARAN Associates include the 15,330 Class B Shares held directly by CARAN Associates. As a general matter, dispositive power over all such Class B Shares is exercised by its managing general partners. However, a disposition of securities which constitutes a disposition of all or substantially all the assets of CARAN Associates must be approved by all the partners of CARAN Associates. The only managing general partners of CARAN Associates are Richard England, Jr., and Joan England Akman, and the only other partner of CARAN Associates is Catherine S. England.

27/ Nancy Hechinger Lowe is the sole trustee of the Alexis Hechinger Vlack Irrevocable Trust.

28/ Nancy Hechinger Lowe is the sole trustee of the Molly Elizabeth Lowe Irrevocable Trust.

29/   John W. Hechinger is the sole trustee of the Hechinger Share Trust.